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                             AGREEMENT IN PRINCIPLE

                  This confirms the agreement-in-principle of the parties to settle the three actions (the "Actions") pending wider the caption In re Atalanta/Sosnoff Capital Corporation, Consolidated C. A. No. 20068-NC, before the Delaware Court of Chancery, subject to negotiation and execution of a definitive settlement agreement (the "Settlement Agreement") and approval by the Court.

                 1. The Settlement Agreement will contain releases of all claims against defendants, their affiliates, agents, representatives, advisors (including but not limited to The Blackstone Group L.P.), employees and successors and assigns, and all persons and entities assisting or acting in concert with any defendant, arising out of or relating to the allegations of the complaints filed in the Actions and/or the contemplated tender offer for the outstanding shares of Atalanta/Sosnoff Capital Corporation ("Atalanta") and subsequent merger (the "Transaction").

                 2. The parties will stipulate to certification of a mandatory settlement class of all holders of the common stock of Atalanta, other than the individual defendants, members of their immediate families and related entities.

                 3. Without admitting any wrongdoing or merit to the allegations of the complaints in the Actions, defendants acknowledge that plaintiffs' written preliminary analysis delivered on or about May 9, 2003 regarding the adequacy of the $12.50 per share price contained in the preliminary oral acquisition proposal of Martin T. Sosnoff (the "Original Proposal") was a factor reviewed and utilized by the special committee of Atalanta's independent outside directors in negotiating and obtaining an increase in the consideration of the Original Proposal from $12.50 per share to $13.95 par share, and that the pendency of the Actions and defendants' wish, to resolve them facilitated this increase. Plaintiffs will have an opportunity to review and comment on the Offer to Purchase to be disseminated to all Atalanta stockholders in connection with the Transaction. The agreement to settle the Actions on these terms is the result of arms' length negotiations between Plaintiffs' counsel and counsel for defendants.

                  4. Defendants will provide Plantiff's counsel with such documents and depositions as are reasonably necessary to confirm the fairness and adequacy of the settlement.

                  5. The parties will use their reasonable efforts to agree upon and expeditiously execute an appropriate Settlement Agreement and such other documents as may be required to obtain final Court approval of the Settlement Agreement. The

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parties agree to use their best efforts to complete a Settlement Agreement within sixty (60) days.

                  6. Following notice to the class, plaintiffs' counsel will submit a motion for final approval of the Settlement Agreement by the Court and shall seek entry of an order and final judgment in a form to be agreed upon by the parties directing that the Actions be dismissed with prejudice as against the defendants.

                  7. There will be no admission of liability or wrongdoing by any of the defendants, and there will be affirmative denials of liability and wrongdoing by each of the defendants.

                  8. Plaintiffs' counsel have agreed to apply for, defendants will not oppose, and Atalanta will pay, attorneys' fees and expenses of no more than $350,000 in the aggregate.

                  9. Atalanta will provide notice to members of the class in accordance with the scheduling order and pay the reasonable costs of providing such notice.


/s/ Richard Brualdi
/s/ William C. Rand
/s/ Patricia C. Weiser
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    Richard B. Brualdi
    William C. Rand
    Patricia C. Weiser
Attorneys for Plaintiffs and
the Proposed Settlement Class


/s/ Seth M. Schwartz
----------------------------------------
    Seth M. Schwartz
Attorney for Defendants
Atalanta/Sosnoff Capital Corporation,
Martin T. Sosnoff and Craig B. Steinberg


/s/ Phillip A. Geraci
----------------------------------------
    Phillip A. Geraci
Attorney for Defendants
Jay S. Goldsmith, Ronald H. Menaker
and Thurston Twigg-Smith

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